Exhibit 99.1

WEX Inc. Reports First Quarter 2021 Financial Results

PORTLAND, Maine--(BUSINESS WIRE)--April 29, 2021--WEX Inc. (NYSE: WEX), a leading financial technology service provider, today reported financial results for the three months ended March 31, 2021.

“In the first quarter, we delivered strong momentum sequentially, exceeded our revenue expectations and achieved $16.8 billion of total purchase volume, driven by meaningful contributions in all segments. In aggregate, Fleet, Corporate Payments and Health are above pre-pandemic revenue levels. These solid results reflect a number of exciting new wins and renewals as well as a robust pipeline of opportunities that give me confidence in our ability to drive market share gains through the remainder of the year.” said Melissa Smith, WEX’s Chair and Chief Executive Officer.

Ms. Smith added, “In the first quarter, we built upon our strong technology foundation and are accelerating our innovation by integrating our product capabilities across the entire WEX platform and exposing these capabilities through APIs. We continue to find new ways to deliver value to customers and prospects, creating strong new sales momentum which will be coupled with the continued recovery of purchase volume as mobility increases. Importantly, we focused on empowering our employees to grow and thrive in a values-based environment. These efforts, guided by our refreshed strategic pillars, will serve as the foundation of WEX’s next chapter of growth. I’m pleased with the impressive accomplishments made this quarter, which I expect to be just the start of another exciting and pivotal year for WEX.”

First Quarter 2021 Financial Results

Total revenue for the first quarter of 2021 decreased 5% to $410.8 million from $431.7 million for the first quarter of 2020. This revenue decrease in the quarter includes a $1.0 million unfavorable impact from fuel prices and spreads and $3.9 million positive impact from foreign exchange rates.

Net loss attributable to shareholders on a GAAP basis decreased by $13.7 million to a net loss of $2.6 million, or $(0.06) per diluted share, compared with a net loss of $16.3 million, or $(0.37) per diluted share, for the first quarter of 2020. The Company's adjusted net income attributable to shareholders, which is a non-GAAP measure, was $81.3 million for the first quarter of 2021, or $1.79 per diluted share, down 1% per diluted share from $79.7 million or $1.81 per diluted share for the same period last year. See Exhibit 1 for a full explanation and reconciliation of adjusted net (loss) income attributable to shareholders and adjusted net income attributable to shareholders per diluted share to the comparable GAAP measures.

First Quarter 2021 Performance Metrics

  Average number of vehicles serviced was approximately 15.8 million, an increase of 4% from the first quarter of 2020.
  Total fuel transactions processed decreased 3% from the first quarter of 2020 to 146.4 million. Payment processing transactions decreased 3% to 118.4 million.
  Travel and Corporate Solutions' purchase volume decreased 24% to $6.1 billion from $8.0 billion in the first quarter of 2020.
  Health and Employee Benefit Solutions' average number of Software-as-a-Service (SaaS) accounts in the U.S. grew 7% to 15.5 million from 14.5 million in the first quarter of 2020.

“We carried the strong momentum exiting 2020 through the first quarter as we continued to successfully execute against our refined strategic pillars and position WEX for long-term sustainable growth. Improvements in macro-economic factors, the faster pace of vaccinations and increasing re-openings across WEX’s end markets combined with underlying strength across the business, drove WEX to see sequential improvements and exceed our revenue expectations this quarter,” said Roberto Simon, WEX’s Chief Financial Officer. “Additionally, our balance sheet and liquidity remain healthy with the amended credit facility that closed in April as we prepare to make the strategic acquisitions we have announced. I am encouraged by this strong start to the year and expect these trends to continue.”

Additional Information

Management uses the non-GAAP measures presented within this news release to evaluate the Company's performance on a comparable basis. Management believes that investors may find these measures useful for the same purposes, but cautions that they should not be considered a substitute for, or superior to, disclosure in accordance with GAAP.

To provide investors with additional insight into its operational performance, WEX has included in this news release in Exhibit 1, reconciliations of non-GAAP measures referenced in this news release, in Exhibit 2, tables illustrating the impact of foreign currency rates and fuel prices for each of our reportable segments for the three months ended March 31, 2021, and in Exhibit 3, a table of selected non-financial metrics for the quarter ended March 31, 2021 and four preceding quarters. The Company is also providing segment revenue for the three months ended March 31, 2021 and 2020 in Exhibit 4 and information regarding segment adjusted operating income margin and adjusted operating income margin in Exhibit 5.

Conference Call Details

In conjunction with this announcement, WEX will host a conference call today, April 29, 2021, at 10:00 a.m. (EDT). As previously announced, the conference call will be webcast live on the Internet, and can be accessed along with the accompanying slides at the Investor Relations section of the WEX website, www.wexinc.com. The live conference call also can be accessed by dialing (866) 324-3683 or (509) 844-0959. The Conference ID number is 2378288. A replay of the webcast and the accompanying slides will be available on the Company's website.

About WEX

Powered by the belief that complex payment systems can be made simple, WEX (NYSE: WEX) is a leading financial technology service provider across a wide spectrum of sectors, including fleet, travel and healthcare. WEX operates in more than 10 countries and in more than 20 currencies through more than 5,200 associates around the world. WEX fleet cards offer approximately 16 million vehicles exceptional payment security and control; purchase volume in travel and corporate solutions was $20.9 billion in 2020; and the WEX Health financial technology platform helps more than 33 million consumers better manage healthcare expenses. For more information, visit www.wexinc.com.

Forward-Looking Statements

This earnings release contains forward-looking statements, including statements regarding: assumptions underlying the Company's future financial performance, future operations; future growth opportunities and expectations; expectations for future revenue performance, future impacts from areas of investment, expectations for the macro environment; and, expectations for volumes. Any statements that are not statements of historical facts may be deemed to be forward-looking statements. When used in this earnings release, the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “project” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such words. These forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially, including: the extent to which the coronavirus (COVID-19) pandemic and measures taken in response thereto impact our business, results of operations and financial condition in excess of current expectations; the effects of general economic conditions, including those caused by the effects of COVID-19, on fueling patterns as well as payment and transaction processing activity; the impact of foreign currency exchange rates on the Company’s operations, revenue and income; changes in interest rates; the impact of fluctuations in fuel prices, including the impact of any reductions in fuel prices and the resulting impact on our revenues and net income; changes or limitations on interchange fees; failure to comply with the applicable requirements of MasterCard or Visa contracts and rules; the effects of the Company’s business expansion and acquisition efforts; potential adverse changes to business or employee relationships, including those resulting from the completion of an acquisition; competitive responses to any acquisitions; uncertainty of the expected financial performance of the combined operations following completion of an acquisition; the failure to complete or successfully integrate the Company’s acquisitions or the ability to realize anticipated synergies and cost savings from such transactions; unexpected costs, charges or expenses resulting from an acquisition, specifically including the recent eNett and Optal acquisitions; the Company’s failure to successfully acquire, integrate, operate and expand commercial fuel card programs; the failure of corporate investments to result in anticipated strategic value; the impact and size of credit losses; the impact of changes to the Company’s credit standards; breaches of the Company’s technology systems or those of our third-party service providers and any resulting negative impact on our reputation, liabilities or relationships with customers or merchants; the Company’s failure to maintain or renew key commercial agreements; failure to expand the Company’s technological capabilities and service offerings as rapidly as the Company’s competitors; failure to successfully implement the Company’s information technology strategies and capabilities in connection with its technology outsourcing and insourcing arrangements and any resulting cost associated with that failure; the actions of regulatory bodies, including banking and securities regulators, or possible changes in banking or financial regulations impacting the Company’s industrial bank, the Company as the corporate parent or other subsidiaries or affiliates; legal, regulatory, political and economic uncertainty surrounding the United Kingdom’s departure from the European Union and the resulting trade agreement; the impact of the future transition from LIBOR as a global benchmark to a replacement rate; the impact of the Company’s recently amended and restated credit agreement and its presently outstanding notes on our operations; the impact of increased leverage on the Company’s operations, results or borrowing capacity generally, and as a result of acquisitions specifically; the impact of sales or dispositions of significant amounts of our outstanding common stock into the public market, or the perception that such sales or dispositions could occur; the possible dilution to our stockholders caused by the issuance of additional shares of common stock or equity-linked securities, whether as result of our convertible notes or otherwise; the incurrence of impairment charges if our assessment of the fair value of certain of our reporting units changes; the uncertainties of litigation; as well as other risks and uncertainties identified in Item 1A of our annual report on Form 10-K for the year ended December 31, 2020, filed with the Securities and Exchange Commission on March 1, 2021. The Company's forward-looking statements do not reflect the potential future impact of any alliance, merger, acquisition, disposition or stock repurchases. The forward-looking statements speak only as of the date of this earnings release and undue reliance should not be placed on these statements. The Company disclaims any obligation to update any forward-looking statements as a result of new information, future events or otherwise.

WEX INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except per share data) (unaudited)

	Three months ended March 31,
	2021	2020
Revenues
Payment processing revenue	$188,389	$204,037
Account servicing revenue	118,623	113,840
Finance fee revenue	52,153	55,927
Other revenue	51,592	57,875
Total revenues	410,757	431,679
Cost of services
Processing costs	109,762	104,917
Service fees	11,146	13,754
Provision for credit losses	5,059	33,987
Operating interest	2,624	8,385
Depreciation and amortization	29,194	24,789
Total cost of services	157,785	185,832
General and administrative	86,431	62,036
Sales and marketing	78,347	68,782
Depreciation and amortization	37,653	40,200
Operating income	50,541	74,829
Financing interest expense	(33,284)	(32,031)
Net foreign currency loss	(2,755)	(28,727)
Net unrealized gain (loss) on financial instruments	7,033	(32,047)
Income (loss) before income taxes	21,535	(17,976)
Income tax benefit	(1,670)	(5,707)
Net income (loss)	23,205	(12,269)
Less: Net income from non-controlling interests	726	1,363
Net income (loss) attributable to WEX Inc.	$22,479	$(13,632)
Change in value of redeemable non-controlling interest	(25,044)	(2,624)
Net loss attributable to shareholders	$(2,565)	$(16,256)

Net loss attributable to shareholders per share:
Basic	$(0.06)	$(0.37)
Diluted	$(0.06)	$(0.37)
Weighted average common shares outstanding:
Basic	44,343	43,416
Diluted	44,343	43,416

WEX INC. CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands) (unaudited)

	March 31, 2021	December 31, 2020
Assets
Cash and cash equivalents	$561,199	$852,033
Restricted cash	412,451	477,620
Accounts receivable	2,506,479	1,993,329
Securitized accounts receivable, restricted	133,280	93,236
Prepaid expenses and other current assets	95,002	86,629
Total current assets	3,708,411	3,502,847
Property, equipment and capitalized software	182,911	188,340
Goodwill and other intangible assets	4,172,402	4,240,150
Investment securities	36,832	37,273
Deferred income taxes, net	21,050	17,524
Other assets	195,127	197,227
Total assets	$8,316,733	$8,183,361
Liabilities and Stockholders’ Equity
Accounts payable	$1,123,018	$778,207
Accrued expenses	321,081	362,472
Restricted cash payable	412,451	477,620
Short-term deposits	1,043,457	911,395
Short-term debt, net	354,298	152,730
Other current liabilities	53,440	58,429
Total current liabilities	3,307,745	2,740,853
Long-term debt, net	2,508,311	2,874,113
Long-term deposits	118,591	148,591
Deferred income taxes, net	198,790	220,122
Other liabilities	152,454	164,546
Total liabilities	6,285,891	6,148,225
Commitments and contingencies
Redeemable non-controlling interest	142,616	117,219
Stockholders’ Equity
Total WEX Inc. stockholders’ equity	1,875,149	1,904,895
Non-controlling interest	13,077	13,022
Total stockholders’ equity	1,888,226	1,917,917
Total liabilities and stockholders’ equity	$8,316,733	$8,183,361

Exhibit 1 Reconciliation of Non-GAAP Measures (in thousands, except per share data) (unaudited)

Reconciliation of GAAP Net (Loss) Income Attributable to Shareholders to Adjusted Net Income Attributable to Shareholders

	Three Months Ended March 31,
	2021		2020
		per diluted share		per diluted share
Net loss attributable to shareholders	$(2,565)	$(0.06)	$(16,256)	$(0.37)
Unrealized (gain) loss on financial instruments	(7,033)	(0.16)	32,047	0.74
Net foreign currency remeasurement loss	2,755	0.06	28,727	0.66
Acquisition–related intangible amortization	42,454	0.96	42,538	0.98
Other acquisition and divestiture related items	14,796	0.33	7,942	0.18
Stock–based compensation	18,943	0.43	11,820	0.27
Other costs	12,237	0.28	2,240	0.05
Debt restructuring and debt issuance cost amortization	5,092	0.11	2,082	0.05
ANI adjustments attributable to non–controlling interests	23,800	0.54	2,224	0.05
Tax related items	(29,205)	(0.66)	(33,680)	(0.78)
Dilutive impact of stock awards[1]	—	(0.04)	—	(0.02)
Adjusted net income attributable to shareholders	$81,274	$1.79	$79,684	$1.81

1 As the Company reported a net loss for the three months ended March 31, 2021 and 2020 under U.S. Generally Accepted Accounting Principles (“GAAP”), the diluted weighted average shares outstanding equals the basic weighted average shares outstanding for those periods. The non-GAAP adjustments described above resulted in adjusted net income attributable to shareholders (versus a loss on a GAAP basis) for the first quarters of 2021 and 2020. Therefore, dilutive common stock equivalents have been included in the calculation of adjusted diluted weighted average shares outstanding to arrive at adjusted per share data.

Reconciliation of GAAP Operating Income to Total Segment Adjusted Operating Income and Adjusted Operating Income

	Three Months Ended March 31,
	2021	2020
Operating income	$50,541	$74,829
Unallocated corporate expenses	16,209	16,543
Acquisition-related intangible amortization	42,454	42,538
Other acquisition and divestiture related items	14,796	7,942
Stock-based compensation	18,943	11,820
Other costs	12,237	2,240
Debt restructuring costs	637	78
Total segment adjusted operating income	$155,817	$155,990
Unallocated corporate expenses	(16,209)	(16,543)
Adjusted operating income	$139,608	$139,447

The Company's non-GAAP adjusted net income excludes unrealized gains and losses on financial instruments, net foreign currency gains and losses, acquisition-related intangible amortization, other acquisition and divestiture related items, stock-based compensation, other costs, debt restructuring and debt issuance cost amortization, adjustments attributable to our non-controlling interests and certain tax related items.

The Company's non-GAAP adjusted operating income excludes acquisition-related intangible amortization, other acquisition and divestiture related items, stock-based compensation, other costs, and debt restructuring costs. Total segment adjusted operating income incorporates these same adjustments and further excludes unallocated corporate expenses.

Although adjusted net income, adjusted operating income and total segment adjusted operating income are not calculated in accordance with GAAP, these non-GAAP measures are integral to the Company's reporting and planning processes and the chief operating decision maker of the Company uses segment adjusted operating income to allocate resources among our operating segments. The Company considers these measures integral because they exclude the above specified items that the Company's management excludes in evaluating the Company's performance. Specifically, in addition to evaluating the Company's performance on a GAAP basis, management evaluates the Company's performance on a basis that excludes the above items because:

  Exclusion of the non-cash, mark-to-market adjustments on financial instruments, including interest rate swap agreements and investment securities, helps management identify and assess trends in the Company's underlying business that might otherwise be obscured due to quarterly non-cash earnings fluctuations associated with these financial instruments. Additionally, the non-cash mark-to-market adjustments on financial instruments are difficult to forecast accurately, making comparisons across historical and future quarters difficult to evaluate.
  Net foreign currency gains and losses primarily result from the remeasurement to functional currency of cash, accounts receivable and accounts payable balances, certain intercompany notes denominated in foreign currencies and any gain or loss on foreign currency hedges relating to these items. The exclusion of these items helps management compare changes in operating results between periods that might otherwise be obscured due to currency fluctuations.
  The Company considers certain acquisition-related costs, including investment banking fees, warranty and indemnity insurance, certain integration related expenses and amortization of acquired intangibles, as well as gains and losses from divestitures, to be unpredictable, dependent on factors that may be outside of our control and unrelated to the continuing operations of the acquired or divested business or the Company. In addition, the size and complexity of an acquisition, which often drives the magnitude of acquisition-related costs, may not be indicative of such future costs. The Company believes that excluding acquisition-related costs and gains or losses of divestitures facilitates the comparison of our financial results to the Company's historical operating results and to other companies in our industry.
  Stock-based compensation is different from other forms of compensation as it is a non-cash expense. For example, a cash salary generally has a fixed and unvarying cash cost. In contrast, the expense associated with an equity-based award is generally unrelated to the amount of cash ultimately received by the employee, and the cost to the Company is based on a stock-based compensation valuation methodology and underlying assumptions that may vary over time.
  We exclude certain other costs when evaluating our continuing business performance when such items are not consistently occurring and do not reflect expected future operating expense, nor provide insight into the fundamentals of current or past operations of our business. These include costs related to certain identified initiatives (including technology initiatives) to further streamline the business, improve the Company's efficiency, create synergies, and globalize the Company's operations, all with an objective to improve scale and efficiency and increase profitability going forward. For the three months ended March 31, 2021, other costs additionally include a penalty of $10.3 million incurred on termination of a contract. For the three months ended March 31, 2020, other costs include certain costs incurred in association with COVID-19, including the cost of providing additional health, welfare and technological support to our employees as they work remotely.
  Debt restructuring and debt issuance cost amortization are unrelated to the continuing operations of the Company. Debt restructuring costs are not consistently occurring and do not reflect expected future operating expense, nor do they provide insight into the fundamentals of current or past operations of our business. In addition, since debt issuance cost amortization is dependent upon the financing method, which can vary widely company to company, we believe that excluding these costs helps to facilitate comparison to historical results as well as to other companies within our industry.
  The adjustments attributable to non-controlling interests, including adjustments to the redemption value of a non-controlling interest and non-cash adjustments related to the tax receivable agreement, have no significant impact on the ongoing operations of the business.
  The tax related items are the difference between the Company’s U.S. GAAP tax provision and a pro forma tax provision based upon the Company’s adjusted net income before taxes as well as the impact from certain discrete tax items. The methodology utilized for calculating the Company’s adjusted net income tax provision is the same methodology utilized in calculating the Company’s U.S. GAAP tax provision.
  The Company does not allocate certain corporate expenses to our operating segments, as these items are centrally controlled and are not directly attributable to any reportable segment.

For the same reasons, WEX believes that adjusted net income, adjusted operating income and total segment adjusted operating income may also be useful to investors when evaluating the Company's performance. However, because adjusted net income, adjusted operating income and total segment adjusted operating income are non-GAAP measures, they should not be considered as a substitute for, or superior to, net income, operating income or cash flows from operating activities as determined in accordance with GAAP. In addition, adjusted net income, adjusted operating income and total segment adjusted operating income as used by WEX may not be comparable to similarly titled measures employed by other companies.

Exhibit 2 Impact of Certain Macro Factors on Reported Revenue and Adjusted Net Income (in thousands, except per share data) (unaudited)

The table below shows the impact of certain macro factors on reported revenue:

	Segment Revenue Results
	Fleet Solutions		Travel and Corporate Solutions		Health and Employee Benefit Solutions		Total WEX Inc.
	Three months ended March 31,
	2021	2020	2021	2020	2021	2020	2021	2020
Reported revenue	$243,837	$249,847	$70,642	$84,359	$96,278	$97,473	$410,757	$431,679
FX impact (favorable) / unfavorable	$(3,626)	$—	$(305)	$—	$—	$—	$(3,931)	$—
PPG impact (favorable) / unfavorable	$966	$—	$—	$—	$—	$—	$966	$—

To determine the impact of foreign exchange translation (“FX”) on revenue, revenue from entities whose functional currency is not denominated in U.S. dollars, as well as revenue from purchase volume transacted in non-U.S. denominated currencies, were translated using the weighted average exchange rates for the same period in the prior year, exclusive of revenue derived from 2020 acquisitions for one year following the acquisition dates.

To determine the impact of price per gallon of fuel (“PPG”) on revenue, revenue subject to changes in fuel prices was calculated based on the average retail price of fuel for the same period in the prior year for the portion of our business that earns revenue based on a percentage of fuel spend, exclusive of revenue derived from 2020 acquisitions for one year following the acquisition dates. For the portions of our business that earn revenue based on margin spreads, revenue was calculated utilizing the comparable margin from the prior year.

The table below shows the impact of certain macro factors on Adjusted Net Income:

	Segment Estimated Earnings Impact
	Fleet Solutions		Travel and Corporate Solutions		Health and Employee Benefit Solutions
	Three months ended March 31,
	2021	2020	2021	2020	2021	2020
FX impact (favorable) / unfavorable	$(1,689)	$—	$(136)	$—	$—	$—
PPG impact (favorable) / unfavorable	$486	$—	$—	$—	$—	$—

To determine the estimated earnings impact of FX on revenue and expenses from entities whose functional currency is not denominated in U.S. dollars, as well as revenue and variable expenses from purchase volume transacted in non-U.S. denominated currencies, amounts were translated using the weighted average exchange rates for the same period in the prior year, net of tax, exclusive of revenue and expenses derived from 2020 acquisitions for one year following the acquisition dates.

To determine the estimated earnings impact of PPG, revenue and certain variable expenses impacted by changes in fuel prices were adjusted based on the average retail price of fuel for the same period in the prior year for the portion of our business that earns revenue based on a percentage of fuel spend, net of applicable taxes, exclusive of revenue and expenses derived from 2020 acquisitions for one year following the acquisition dates. For the portions of our business that earn revenue based on margin spreads, revenue was adjusted to the comparable margin from the prior year, net of non-controlling interests and applicable taxes.

Exhibit 3 Selected Non-Financial Metrics (unaudited)
	Q1 2021	Q4 2020	Q3 2020	Q2 2020	Q1 2020
Fleet Solutions:
Payment processing transactions (000s) (1)	118,389	118,287	120,900	103,086	121,591
Payment processing gallons of fuel (000s) (2)	3,233,943	3,265,927	3,247,507	2,830,265	3,123,066
Average US fuel price (US$ / gallon)	$2.72	$2.26	$2.23	$2.07	$2.57
Payment processing $ of fuel (000s) (3)	$9,176,960	$7,767,530	$7,609,098	$6,135,265	$8,412,642
Net payment processing rate (4)	1.20%	1.27%	1.35%	1.47%	1.35%
Payment processing revenue (000s)	$110,577	$98,954	$102,419	$90,147	$113,323
Net late fee rate (5)	0.45%	0.54%	0.48%	0.57%	0.56%
Late fee revenue (000s) (6)	$41,150	$41,901	$36,232	$35,071	$46,740
Travel and Corporate Solutions:
Purchase volume (000s) (7)	$6,107,675	$4,968,321	$4,699,737	$3,168,064	$8,041,112
Net interchange rate (8)	0.94%	1.26%	1.13%	1.37%	0.87%
Payment solutions processing revenue (000s)	$57,248	$62,376	$53,239	$43,261	$70,268
Health and Employee Benefit Solutions:
Purchase volume (000s) (9)	$1,484,226	$1,074,977	$1,120,786	$1,017,318	$1,592,313
Average number of SaaS accounts (000s) (10)	15,513	14,502	14,599	14,487	14,458

Definitions and explanations:

(1) Payment processing transactions represents the total number of purchases made by fleets that have a payment processing relationship with WEX.

(2) Payment processing gallons of fuel represents the total number of gallons of fuel purchased by fleets that have a payment processing relationship with WEX.

(3) Payment processing dollars of fuel represents the total dollar value of the fuel purchased by fleets that have a payment processing relationship with WEX.

(4) Net payment processing rate represents the percentage of the dollar value of each payment processing transaction that WEX records as revenue from merchants, less certain discounts given to customers and network fees.

(5) Net late fee rate represents late fee revenue as a percentage of fuel purchased by fleets that have a payment processing relationship with WEX.

(6) Late fee revenue represents fees charged for payments not made within the terms of the customer agreement based upon the outstanding customer receivable balance.

(7) Purchase volume represents the total dollar value of all WEX issued transactions that use WEX corporate card products and virtual card products.

(8) Net interchange rate represents the percentage of the dollar value of each payment processing transaction that WEX records as revenue from merchants, less certain discounts given to customers and network fees.

(9) Purchase volume represents the total US dollar value of all transactions where interchange is earned by WEX.

(10) Average number of Health and Employee Benefit Solutions accounts represents the number of active Consumer Directed Health, COBRA, and billing accounts on our SaaS platforms in the United States.

Exhibit 4 Segment Revenue Information (in thousands) (unaudited)

	Three months ended March 31,		Increase (decrease)
Fleet Solutions	2021	2020	Amount	Percent
Revenues
Payment processing revenue	$110,576	$113,323	$(2,747)	(2)%
Account servicing revenue	39,991	39,208	783	2%
Finance fee revenue	51,840	55,342	(3,502)	(6)%
Other revenue	41,430	41,974	(544)	(1)%
Total revenues	$243,837	$249,847	$(6,010)	(2)%

	Three months ended March 31,		Increase (decrease)
Travel and Corporate Solutions	2021	2020	Amount	Percent
Revenues
Payment processing revenue	$57,248	$70,268	$(13,020)	(19)%
Account servicing revenue	10,687	11,063	(376)	(3)%
Finance fee revenue	294	535	(241)	(45)%
Other revenue	2,413	2,493	(80)	(3)%
Total revenues	$70,642	$84,359	$(13,717)	(16)%

	Three months ended March 31,		Increase (decrease)
Health and Employee Benefit Solutions	2021	2020	Amount	Percent
Revenues
Payment processing revenue	$20,565	$20,446	$119	1%
Account servicing revenue	67,945	63,569	4,376	7%
Finance fee revenue	19	50	(31)	(62)%
Other revenue	7,749	13,408	(5,659)	(42)%
Total revenues	$96,278	$97,473	$(1,195)	(1)%

Exhibit 5 Segment Adjusted Operating Income and Adjusted Operating Income Margin Information (in thousands) (unaudited)

	Segment Adjusted Operating Income		Segment Adjusted Operating Income Margin(1)
	Three Months Ended March 31,		Three Months Ended March 31,
	2021	2020	2021	2020
Fleet Solutions	$118,258	$104,608	48.5%	41.9%
Travel and Corporate Solutions	$7,015	$21,915	9.9%	26.0%
Health and Employee Benefit Solutions	$30,544	$29,467	31.7%	30.2%
Total segment adjusted operating income	$155,817	$155,990	37.9%	36.1%

(1) Segment adjusted operating income margin is derived by dividing segment adjusted operating income by the revenue of the corresponding segment (or the entire Company in the case of total segment adjusted operating income). See Exhibit 1 for a reconciliation of segment adjusted operating income to GAAP operating income.

	Three Months Ended March 31,
	2021	2020
Adjusted operating income	$139,608	$139,447
Adjusted operating income margin (1)	34.0%	32.3%

(1) Adjusted operating income margin is derived by dividing adjusted operating income by revenue of the entire Company. See Exhibit 1 for a reconciliation of adjusted operating income to GAAP operating income.

Contacts

News media contact:
WEX Inc.
Jessica Roy, 207-523-6763
Jessica.Roy@wexinc.com
or
Investor contact:
WEX Inc.
Steve Elder, 207-523-7769
Steve.Elder@wexinc.com